Exhibit 99.1

News Release CRESTWOOD EQUITY PARTNERS LP 811 Main Street, Suite 3400 Houston, TX 77002 www.crestwoodlp.com

Crestwood Announces Third Quarter 2019 Financial and Operating Results

Strong execution in the G&P and MS&L segments drives net income of $33.6 million and Adjusted EBITDA of $140.9 million, a 39% year-over-year increase

Bakken Bear Den II processing plant commenced service in third quarter driving record volumes on the Arrow system and an increased well connect forecast to 120 new wells for full-year 2019

Year-to-date 2019 results exceed expectations; Upwardly revising 2019E Adjusted EBITDA guidance range to $520 million to $535 million

HOUSTON, TEXAS, October 29, 2019 – Crestwood Equity Partners LP (NYSE: CEQP) (“Crestwood”) reported today its financial and operating results for the three months ended September 30, 2019.

Third Quarter 2019 Highlights1

•	Third quarter 2019 net income of $33.6 million, compared to a net loss of $5.2 million in third quarter 2018

•	Third quarter 2019 Adjusted EBITDA of $140.9 million, an increase of 39% compared to $101.4 million in the third quarter 2018

•	Third quarter 2019 distributable cash flow (“DCF”) to common unitholders of $82.5 million; The third quarter 2019 coverage ratio was approximately 1.9x

•

Ended third quarter 2019 with approximately $2.3 billion in total debt and a 4.2x leverage ratio; Crestwood has substantial liquidity available under its $1.25 billion revolver with $497.6 million drawn as of September 30, 2019

•

Declared third quarter 2019 cash distribution of $0.60 per common unit, or $2.40 per common unit on an annualized basis, to be paid on November 14, 2019, to unitholders of record as of November 7, 2019

Management Commentary

“I am pleased to announce another great quarter by Crestwood with third quarter Adjusted EBITDA of $140.9 million and Distributable Cash Flow of $82.5 million, driving robust metrics of a 1.9x coverage ratio and a 4.2x leverage ratio,” said Robert G. Phillips, Chairman, President, and Chief Executive Officer of Crestwood’s general partner. “During the third quarter, our operations and technical services teams completed and placed into service our most critical 2019 capital expansion projects, with outstanding safety performance, leading to record daily gathering and processing volumes in the Bakken and Powder River Basin. Additionally, our MS&L team continued its stellar 2019 performance by utilizing our NGL and crude logistics platform to take advantage of market dislocations in the areas we operate across the industry. The third quarter results also highlight the value of our diversified platform of three midstream operating segments and demonstrates Crestwood’s continued ability to use our solid balance sheet and disciplined capital management to provide investors with visible, steady growth in DCF per unit.”

[1]	Please see non-GAAP reconciliation table included at the end of the press release.

-more-

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Mr. Phillips continued, “The third quarter of 2019 represented a key milestone in Crestwood’s Bakken capital expansion program as we completed the Bear Den II processing plant and Station 8 compression station allowing us to process 100% of the gas gathered on the Arrow system with substantial room for future volumes. Importantly, these projects support our sustainability initiatives by reducing flaring and carbon emissions across the Fort Berthold Indian Reservation. Arrow continues to achieve gathering records across all three products which, combined with outperformance in our MS&L segment, positions Crestwood to increase our 2019 Adjusted EBITDA guidance to $520 million to $535 million.”

Mr. Phillips concluded, “So far, 2019 has been another stand-out year for Crestwood as we near the end of a successful three-year, approximately $1.0 billion, capital investment program in the Bakken, Powder River and Delaware Basins. Remaining projects include the Bucking Horse II plant and Jackalope gathering and compression projects in the Powder River Basin which will be completed in early 2020. Looking into 2020, we will maintain our capital discipline with forecasted growth capital of $100 million to $150 million focused on identified, low-risk accretive projects in the Bakken, Powder River and Delaware Basins. Based on reduced capital spending and significant year-over-year cash flow growth, Crestwood expects to achieve its primary financial objective to become free cash flow positive in the first half of 2020, driving a sub-4.0x leverage ratio and a coverage ratio of approximately 2.0x for the full-year 2020. These forecasted financial milestones set the stage for Crestwood to execute a best-in-class capital allocation strategy in 2020 which will include self-funding accretive capital projects, further reducing leverage, distribution growth, and potential common or preferred unit buybacks.”

Third Quarter 2019 Segment Results and Outlook

Gathering and Processing segment EBITDA totaled $99.2 million in the third quarter 2019 compared to $78.2 million in the third quarter 2018, an increase of 27%. Third quarter 2019 gathering volumes were driven by a 47% increase in Bakken crude oil volumes, a 44% increase in Bakken natural gas volumes, a 52% increase in Bakken produced water volumes, a 27% increase in Powder River Basin natural gas volumes and a 12% increase in Delaware Basin natural gas volumes, offset by natural field declines in Crestwood’s legacy gas basins. As a result of the completion of the debottlenecking projects and the in-service of the Bear Den II processing plant, the Arrow system continues to achieve new daily gathering records for each crude oil, natural gas, and produced water. In the fourth quarter 2019, the G&P segment is expected to see a step-change in cash flow from a full quarter’s contribution from the Bear Den II processing plant and corresponding increases in producer completion activity.

Storage and Transportation segment EBITDA totaled $17.3 million in the third quarter 2019, an increase of 15% compared to $15.0 million in the third quarter 2018. Effective July 1, 2019, Crestwood began receiving a 50% cash distribution from the Stagecoach joint venture which represents the final distribution step up in the contract. Third quarter 2019 natural gas storage and transportation volumes averaged 2.2 Bcf/d, compared to 2.4 Bcf/d in the third quarter 2018. At the COLT Hub, daily rail crude oil loading volumes averaged 46.8 MBbls/d for the third quarter 2019 driven by continued demand for Bakken crude barrels in the East and West Coast markets. Additionally, there was an increase of NGL loading and storage utilization at the facility driven by the in-service of the Bear Den II processing plant.

Marketing, Supply and Logistics segment EBITDA totaled $26.1 million in the third quarter 2019, compared to $7.4 million in the third quarter 2018. Both periods exclude the non-cash change in fair value of commodity inventory-related derivative contracts. During the third quarter 2019, Crestwood’s NGL marketing business achieved strong quarterly results driven by a combination of capturing greater seasonal spreads generated by record industry-wide NGL production and higher utilization of NGL

NEWS RELEASE

storage, trucking and rail terminal assets. Based on year-to-date outperformance and expected favorable demand for products and services in the fourth quarter 2019, Crestwood expects the MS&L segment to generate segment EBITDA of approximately $65 million to $75 million in 2019.

Combined O&M and G&A expenses, net of non-cash unit-based compensation, in the third quarter 2019 were $47.9 million compared to $44.7 million in the third quarter 2018. During the third quarter 2019, O&M expenses increased 22% as a result of the consolidation of the Jackalope assets and increased development activity in the Bakken and Powder River Basin, offset by a 21% decrease in G&A expenses driven by lower insurance costs and lower employee costs due to lower headcount.

Third Quarter 2019 Business Update

Bakken Update

During the third quarter 2019, the Arrow system averaged crude oil volumes of 109 MBbls/d, 47% above third quarter 2018, natural gas volumes of 95 MMcf/d, 44% above third quarter 2018, and produced water volumes of 74 MBbls/d, 52% above third quarter 2018. Recently, the Arrow system achieved new record daily gathering rates of 133 MBbls/d of crude oil, 114 MMcf/d of natural gas and 85 MBbls/d of produced water. Gathering volume increases were driven primarily by accelerated producer well connects in June and July, which synced with the completion of the debottlenecking projects, the produced water system expansion and the in-service of the 120 MMcf/d Bear Den II processing plant. After running approximately 65 MMcf/d through start-up and commissioning, processing volumes continued to increase as the Bear Den II processing plant started full operations; going forward, Crestwood expects gathering and processing volumes on the Arrow system to maintain an approximate 1:1 ratio. In the third quarter of 2019, 42 wells were connected to the Arrow system, bringing the year-to-date total to 83. Based on current producer forecasts for the remainder of the year, Crestwood estimates well connects on the Arrow system to increase to approximately 120 well connects for full-year 2019.

In the third quarter 2019, Crestwood invested $65.7 million of growth capital for the Bear Den II processing plant, Station 8 compression facility, and natural gas and produced water debottlenecking and system expansions. The Bear Den II plant is a 120 MMcf/d cryogenic processing plant located adjacent to Crestwood’s existing 30 MMcf/d Bear Den I plant, and is fed by the Station 8 compressor facility, a 27,500 HP electric driven trunkline compression station. The Bear Den processing complex has downstream connections to Northern Border Pipeline Company for residue gas and will connect to ONEOK’s Elk Creek pipeline for NGL takeaway upon completion of the northern section of NGL pipeline (estimated for the fourth quarter 2019).

Powder River Basin Update

During the third quarter 2019, the Jackalope system averaged gathering volumes of 150 MMcf/d, an increase of 27%, compared to 118 MMcf/d in the third quarter 2018. During the third quarter 2019, Chesapeake Energy (“Chesapeake”), the primary customer on the system, connected 25 wells bringing the year-to-date total to 52 wells. The Jackalope system set a daily gathering record of approximately 173 MMcf/d of natural gas in October, while the Bucking Horse I processing plant is currently at full capacity. The Bucking Horse processing complex has downstream connections to Kinder Morgan’s WIC line for residue gas and is currently sending NGLs into ONEOK’s Elk Creek pipeline. The Jackalope system is supported by a 20-year minimum revenue guarantee contract at current market rates that puts Crestwood at a higher fixed fee until certain cash flow thresholds are achieved by Chesapeake.

NEWS RELEASE

In the third quarter 2019, Crestwood invested approximately $60.7 million on the Bucking Horse II plant expansion project, Jackalope system expansions and well connects. Crestwood expects the expansions to be complete in early first quarter 2020. Once fully operational, these expansion projects will increase the Jackalope system’s processing capacity to 345 MMcf/d making Crestwood one of the largest gas gathering and processing operators in the basin. Additionally, Crestwood is in late stage discussions with off-set third party producers to add incremental gathering and processing dedications to the Jackalope system. Crestwood’s operating scale in the Powder River Basin provides a competitive advantage to secure incremental third-party cash flow and enhance producer diversity within the basin.

Capitalization and Liquidity Update

Crestwood invested approximately $138.7 million in consolidated growth capital projects and joint venture contributions during the third quarter 2019 and approximately $321.2 million in the first nine months of 2019. For the full-year 2019, Crestwood expects to invest approximately $425 million to $475 million in growth capital to execute expansion projects primarily in the Bakken and Powder River Basin. As of September 30, 2019, Crestwood had approximately $2.3 billion of debt outstanding, comprised of $1.8 billion of fixed-rate senior notes and $497.6 million outstanding under its $1.25 billion revolving credit facility. Crestwood’s leverage ratio (calculated in accordance with its credit agreement) was 4.2x as of September 30, 2019. Based on the outlook for the remainder of 2019, Crestwood will continue to utilize excess retained DCF, availability under its revolving credit facility, and proceeds from any non-core asset sales to continue self-funding its 2019 capital program and expects to end the year within its previously guided total leverage ratio range of 4.0x to 4.5x.

Looking into 2020, Crestwood expects to invest approximately $100 million to $150 million on low-risk, accretive growth projects targeting the Bakken, Powder River and Delaware Basins. Preliminary 2020 capital forecasts are based on recent dialogue with existing producers around current expected development activities in the fourth quarter 2019 and full-year 2020. Crestwood will maintain close working dialogue with its producer customers as they finalize 2020 plans and will remain focused on optimizing its capital spending should any producers adjust ongoing development plans. Well connect capital is 100% reimbursable by producers in the Bakken and a large majority, based on pad location, is reimbursable by producers in the Powder River Basin. Crestwood intends to maintain its focus on capital discipline in 2020 by utilizing excess retained DCF, as well as availability under its revolving credit facility, to self-fund its 2020 capital program with the target to achieve and maintain a long-term leverage ratio sub-4.0x.

Crestwood currently has 71.3 million preferred units outstanding (par value of $9.13 per unit) which pay a fixed-rate annual cash distribution of 9.25%, payable quarterly. On July 9, 2019, the preferred units were listed on the New York Stock Exchange and began trading under the ticker symbol CEQP-P.

Upcoming Conference Participation

Crestwood’s management will participate in the following upcoming investor conferences. Prior to the start of each conference, new presentation materials may be posted to the Investors section of Crestwood’s website at www.crestwoodlp.com.

•	RBC Capital Markets Midstream Conference on November 20th – 21st in Dallas, TX

•	Capital One 2019 Energy Conference on December 11th – 12th in Houston, TX

•	Wells Fargo Securities Midstream and Utility Symposium on December 11th – 12th in New York, NY

•	UBS Midstream, MLP and Utilities One-on-One Conference on January 13th – 15th, 2020 in Park City, UT

NEWS RELEASE

Earnings Conference Call Schedule

Management will host a conference call for investors and analysts of Crestwood today at 9:00 a.m. Eastern Time (8:00 a.m. Central Time) which will be broadcast live over the Internet. Investors will be able to connect to the webcast via the “Investors” page of Crestwood’s website at www.crestwoodlp.com. Please log in at least 10 minutes in advance to register and download any necessary software. A replay will be available shortly after the call for 90 days.

Non-GAAP Financial Measures

Adjusted EBITDA and distributable cash flow are non-GAAP financial measures. The accompanying schedules of this news release provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with GAAP. Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income or operating income or any other GAAP measure of liquidity or financial performance.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities and Exchange Act of 1934. The words “expects,” “believes,” anticipates,” “plans,” “will,” “shall,” “estimates,” and similar expressions identify forward-looking statements, which are generally not historical in nature. Forward-looking statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, based on information currently available to them. Although Crestwood believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance that any such forward-looking statements will materialize. Important factors that could cause actual results to differ materially from those expressed in or implied from these forward-looking statements include the risks and uncertainties described in Crestwood’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K and its subsequent reports, which are available through the SEC’s EDGAR system at www.sec.gov and on our website. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made, and Crestwood assumes no obligation to update these forward-looking statements.

About Crestwood Equity Partners LP

Houston, Texas, based Crestwood Equity Partners LP (NYSE: CEQP) is a master limited partnership that owns and operates midstream businesses in multiple shale resource plays across the United States. Crestwood Equity is engaged in the gathering, processing, treating, compression, storage and transportation of natural gas; storage, transportation, terminalling, and marketing of NGLs; gathering, storage, terminalling and marketing of crude oil; and gathering and disposal of produced water. Visit Crestwood Equity Partners LP at http://www.crestwoodlp.com; and to learn more about Crestwood’s sustainability efforts, please visit https://esg.crestwoodlp.com.

Crestwood Equity Partners LP

Investor Contact

Josh Wannarka, 713-380-3081

josh.wannarka@crestwoodlp.com

Vice President, Investor Relations

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Consolidated Statements of Operations

(in millions, except per unit data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenues:
Gathering and processing	$257.8	$242.3	$639.8	$838.0
Storage and transportation	4.1	3.5	16.8	12.8
Marketing, supply and logistics	561.4	684.1	1,682.8	2,034.0
Related party	0.3	0.3	2.8	0.9

Total revenues	823.6	930.2	2,342.2	2,885.7
Cost of products/services sold	657.4	827.5	1,890.2	2,518.7

Operating expenses and other:
Operations and maintenance	36.0	29.6	99.3	96.0
General and administrative	24.9	25.5	84.4	72.8
Depreciation, amortization and accretion	51.5	39.2	140.6	128.8
Loss on long-lived assets, net	0.1	3.6	2.1	27.7
Gain on acquisition	—	—	(209.4)	—

	112.5	97.9	117.0	325.3

Operating income	53.7	4.8	335.0	41.7
Earnings from unconsolidated affiliates, net	10.4	15.1	21.0	39.5
Interest and debt expense, net	(30.6)	(25.1)	(83.3)	(73.8)
Other income, net	0.1	—	0.3	0.2

Income (loss) before income taxes	33.6	(5.2)	273.0	7.6
Provision for income taxes	—	—	(0.3)	(0.2)

Net income (loss)	33.6	(5.2)	272.7	7.4
Net income attributable to non-controlling partner	9.9	4.1	24.5	12.1

Net income (loss) attributable to Crestwood Equity Partners LP	23.7	(9.3)	248.2	(4.7)
Net income attributable to preferred units	15.0	15.0	45.0	45.1

Net income (loss) attributable to partners	$8.7	$(24.3)	$203.2	$(49.8)

Subordinated unitholders’ interest in net income	$0.1	$—	$1.2	$—

Common unitholders’ interest in net income (loss)	$8.6	$(24.3)	$202.0	$(49.8)

Net income (loss) per limited partner unit:
Basic	$0.12	$(0.34)	$2.81	$(0.70)

Diluted	$0.12	$(0.34)	$2.66	$(0.70)

Weighted-average limited partners’ units outstanding:
Basic	71.8	71.2	71.8	71.2
Dilutive units	3.7	—	4.6	—

Diluted	75.5	71.2	76.4	71.2

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Selected Balance Sheet Data

(in millions)

	September 30, 2019	December 31, 2018
	(unaudited)
Cash	$1.6	$0.9

Outstanding debt:
Revolving Credit Facility	$497.6	$578.2
Senior Notes	1,800.0	1,200.0
Other	0.6	1.5

Subtotal	2,298.2	1,779.7
Less: deferred financing costs, net	30.8	26.4

Total debt	$2,267.4	$1,753.3

Partners’ capital
Total partners’ capital	$1,952.6	$2,033.8
Common units outstanding	72.3	71.7

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Reconciliation of Non-GAAP Financial Measures

(in millions)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
EBITDA
Net income (loss)	$33.6	$(5.2)	$272.7	$7.4
Interest and debt expense, net	30.6	25.1	83.3	73.8
Provision for income taxes	—	—	0.3	0.2
Depreciation, amortization and accretion	51.5	39.2	140.6	128.8

EBITDA (a)	$115.7	$59.1	$496.9	$210.2
Significant items impacting EBITDA:
Unit-based compensation charges	13.0	10.4	41.6	27.9
Loss on long-lived assets, net	0.1	3.6	2.1	27.7
Gain on acquisition	—	—	(209.4)	—
Earnings from unconsolidated affiliates, net	(10.4)	(15.1)	(21.0)	(39.5)
Adjusted EBITDA from unconsolidated affiliates, net	20.1	25.9	53.7	69.9
Change in fair value of commodity inventory-related derivative contracts	2.1	17.1	6.9	7.0
Significant transaction and environmental related costs and other items	0.3	0.4	6.7	2.8

Adjusted EBITDA (a)	$140.9	$101.4	$377.5	$306.0

Distributable Cash Flow
Adjusted EBITDA (a)	$140.9	$101.4	$377.5	$306.0
Cash interest expense (b)	(32.9)	(24.7)	(90.1)	(71.4)
Maintenance capital expenditures (c)	(6.5)	(5.4)	(13.9)	(16.7)
Adjusted EBITDA from unconsolidated affiliates, net	(20.1)	(25.9)	(53.7)	(69.9)
Distributable cash flow from unconsolidated affiliates	18.4	24.6	49.6	66.4
PRB cash received in excess of recognized revenues	6.9	—	12.9	—
Provision for income taxes	—	—	(0.3)	(0.2)

Distributable cash flow attributable to CEQP	106.7	70.0	282.0	214.2
Distributions to preferred	(15.0)	(15.0)	(45.0)	(45.0)
Distributions to Niobrara preferred	(9.2)	(3.3)	(21.7)	(9.9)

Distributable cash flow attributable to CEQP common (d)	$82.5	$51.7	$215.3	$159.3

(a)

EBITDA is defined as income before income taxes, plus interest and debt expense, net and depreciation, amortization and accretion expense. Adjusted EBITDA considers the adjusted earnings impact of our unconsolidated affiliates by adjusting our equity earnings or losses from our unconsolidated affiliates to reflect our proportionate share (based on the distribution percentage) of their EBITDA, excluding impairments. Adjusted EBITDA also considers the impact of certain significant items, such as unit-based compensation charges, gains or losses on long-lived assets, gains on acquisitions, third party costs incurred related to potential and completed acquisitions, certain environmental remediation costs, the change in fair value of commodity inventory-related derivative contracts, costs associated with the realignment of our Marketing, Supply and Logistics operations and Corporate operations and other transactions identified in a specific reporting period. The change in fair value of commodity inventory-related derivative contracts is considered in determining Adjusted EBITDA given that the timing of recognizing gains and losses on these derivative contracts differs from the recognition of revenue for the related underlying sale of inventory to which these derivatives relate. Changes in the fair value of other derivative contracts is not considered in determining Adjusted EBITDA given the relatively short-term nature of those derivative contracts. EBITDA and Adjusted EBITDA are not measures calculated in accordance with generally accepted accounting principles (GAAP), as they do not include deductions for items such as depreciation, amortization and accretion, interest and income taxes, which are necessary to maintain our business. EBITDA and Adjusted EBITDA should not be considered alternatives to net income, operating cash flow or any other measure of financial performance presented in accordance with GAAP. EBITDA and Adjusted EBITDA calculations may vary among entities, so our computation may not be comparable to measures used by other companies.

(b)	Cash interest expense less amortization of deferred financing costs.
(c)	Maintenance capital expenditures are defined as those capital expenditures which do not increase operating capacity or revenues from existing levels.
(d)

Distributable cash flow is defined as Adjusted EBITDA, adjusted for cash interest expense, maintenance capital expenditures, income taxes, the cash received from our Powder River Basin operations in excess of revenue recognized, and our proportionate share (based on the distribution percentage) of our unconsolidated affiliates’ distributable cash flow. Distributable cash flow should not be considered an alternative to cash flows from operating activities or any other measure of financial performance calculated in accordance with GAAP as those items are used to measure operating performance, liquidity, or the ability to service debt obligations. We believe that distributable cash flow provides additional information for evaluating our ability to declare and pay distributions to unitholders. Distributable cash flow, as we define it, may not be comparable to distributable cash flow or similarly titled measures used by other companies.

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Reconciliation of Non-GAAP Financial Measures

(in millions)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
EBITDA
Net cash provided by operating activities	$84.4	$40.9	$278.3	$200.9
Net changes in operating assets and liabilities	15.8	8.8	(19.2)	(4.0)
Amortization of debt-related deferred costs	(1.7)	(1.8)	(4.6)	(5.4)
Interest and debt expense, net	30.6	25.1	83.3	73.8
Unit-based compensation charges	(13.0)	(10.4)	(41.6)	(27.9)
Loss on long-lived assets, net	(0.1)	(3.6)	(2.1)	(27.7)
Gain on acquisition	—	—	209.4	—
Earnings from unconsolidated affiliates, net, adjusted for cash distributions received	(0.6)	0.1	(6.9)	0.3
Deferred income taxes	0.3	—	—	0.2
Provision for income taxes	—	—	0.3	0.2
Other non-cash income	—	—	—	(0.2)

EBITDA (a)	$115.7	$59.1	$496.9	$210.2
Unit-based compensation charges	13.0	10.4	41.6	27.9
Loss on long-lived assets, net	0.1	3.6	2.1	27.7
Gain on acquisition	—	—	(209.4)	—
Earnings from unconsolidated affiliates, net	(10.4)	(15.1)	(21.0)	(39.5)
Adjusted EBITDA from unconsolidated affiliates, net	20.1	25.9	53.7	69.9
Change in fair value of commodity inventory-related derivative contracts	2.1	17.1	6.9	7.0
Significant transaction and environmental related costs and other items	0.3	0.4	6.7	2.8

Adjusted EBITDA (a)	$140.9	$101.4	$377.5	$306.0

(a)

EBITDA is defined as income before income taxes, plus interest and debt expense, net and depreciation, amortization and accretion expense. Adjusted EBITDA considers the adjusted earnings impact of our unconsolidated affiliates by adjusting our equity earnings or losses from our unconsolidated affiliates to reflect our proportionate share (based on the distribution percentage) of their EBITDA, excluding impairments. Adjusted EBITDA also considers the impact of certain significant items, such as unit-based compensation charges, gains or losses on long-lived assets, gains on acquisitions, third party costs incurred related to potential and completed acquisitions, certain environmental remediation costs, the change in fair value of commodity inventory-related derivative contracts, costs associated with the realignment of our Marketing, Supply and Logistics operations and Corporate operations and other transactions identified in a specific reporting period. The change in fair value of commodity inventory-related derivative contracts is considered in determining Adjusted EBITDA given that the timing of recognizing gains and losses on these derivative contracts differs from the recognition of revenue for the related underlying sale of inventory to which these derivatives relate. Changes in the fair value of other derivative contracts is not considered in determining Adjusted EBITDA given the relatively short-term nature of those derivative contracts. EBITDA and Adjusted EBITDA are not measures calculated in accordance with generally accepted accounting principles (GAAP), as they do not include deductions for items such as depreciation, amortization and accretion, interest and income taxes, which are necessary to maintain our business. EBITDA and Adjusted EBITDA should not be considered alternatives to net income, operating cash flow or any other measure of financial performance presented in accordance with GAAP. EBITDA and Adjusted EBITDA calculations may vary among entities, so our computation may not be comparable to measures used by other companies.

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Segment Data

(in millions)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Gathering and Processing
Revenues	$291.4	$297.1	$751.6	$979.6
Costs of product/services sold	164.1	205.1	411.0	701.6
Operations and maintenance expenses	27.5	17.2	70.2	52.7
Loss on long-lived assets	(0.1)	(2.2)	(2.1)	(2.1)
Gain on acquisition	—	—	209.4	—
Earnings (loss) from unconsolidated affiliates, net	(0.5)	5.6	(3.5)	15.8

EBITDA	$99.2	$78.2	$474.2	$239.0

Storage and Transportation
Revenues	$7.6	$6.1	$27.1	$19.9
Costs of product/services sold	0.1	(0.1)	0.1	0.1
Operations and maintenance expenses	1.1	0.7	3.0	2.3
Earnings from unconsolidated affiliates, net	10.9	9.5	24.5	23.7

EBITDA	$17.3	$15.0	$48.5	$41.2

Marketing, Supply and Logistics
Revenues	$524.6	$627.0	$1,563.5	$1,886.2
Costs of product/services sold	493.2	622.5	1,479.1	1,817.0
Operations and maintenance expenses	7.4	11.7	26.1	41.0
Loss on long-lived assets, net	—	(2.5)	(0.2)	(26.7)

EBITDA	$24.0	$(9.7)	$58.1	$1.5
Total Segment EBITDA	$140.5	$83.5	$580.8	$281.7
Corporate	(24.8)	(24.4)	(83.9)	(71.5)

EBITDA	$115.7	$59.1	$496.9	$210.2

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Operating Statistics

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Gathering and Processing (MMcf/d)
Bakken - Arrow	95.1	65.9	83.0	65.7
Marcellus	289.4	355.6	301.9	392.8
Barnett	241.6	273.7	251.1	280.5
Delaware (a)	173.9	155.1	172.2	147.2
Powder River Basin - Jackalope	149.7	118.1	142.4	95.7
Other	31.8	45.7	35.6	47.4

Total gas gathering volumes	981.5	1,014.1	986.2	1,029.3
Processing volumes	362.5	297.1	325.5	284.7
Compression volumes	378.6	438.4	375.2	463.2
Arrow Midstream
Bakken Crude Oil (MBbls/d)	108.6	74.0	96.8	76.8
Bakken Water (MBbls/d)	73.7	48.4	64.5	43.6

Storage and Transportation
Northeast Storage - firm contracted capacity (Bcf) (a)	34.4	33.7	33.4	33.0
% of operational capacity contracted	99%	97%	96%	95%
Firm storage services (MMcf/d) (a)	187.5	371.2	224.5	378.1
Interruptible storage services (MMcf/d) (a)	32.8	2.3	19.6	2.3
Northeast Transportation - firm contracted capacity (MMcf/d) (a)	1,695.4	1,549.6	1,580.8	1,537.8
% of operational capacity contracted	93%	85%	86%	84%
Firm services (MMcf/d) (a)	1,511.7	1,373.7	1,371.9	1,343.0
Interruptible services (MMcf/d) (a)	5.0	23.7	13.3	48.5
Gulf Coast Storage - firm contracted capacity (Bcf) (a)	28.5	27.2	28.5	27.6
% of operational capacity contracted	74%	71%	74%	72%
Firm storage services (MMcf/d) (a)	345.6	401.3	335.3	338.7
Interruptible services (MMcf/d) (a)	77.7	178.2	59.5	128.9
COLT Hub
Rail loading (MBbls/d)	46.8	55.5	55.3	45.2
Outbound pipeline (MBbls/d) (b)	22.8	12.5	17.2	12.8

Marketing, Supply and Logistics
NGL Operations
NGL volumes sold or processed (MBbls/d)	89.9	111.1	92.9	125.2
NGL volumes trucked (MBbls/d)	29.6	32.1	37.2	44.2
Crude Operations
Crude barrels trucked (MBbls/d)	8.7	8.4	8.5	8.0

(a)	Represents 50% owned joint venture, operational data reported is at 100%.
(b)	Represents only throughput leaving the terminal.

NEWS RELEASE

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CRESTWOOD EQUITY PARTNERS LP

Revised Full Year 2019 Adjusted EBITDA Guidance

Reconciliation to Net Income

(in millions)

(unaudited)

Expected 2019 Range Low - High
Net income	$315 - $330
Interest and debt expense, net	115 - 120
Depreciation, amortization and accretion	190 - 195
Unit-based compensation charges	50 - 55
Gain (loss) on long-lived assets and acquisitions, net	(207)
Earnings from unconsolidated affiliates, net	(40) - (45)
Adjusted EBITDA from unconsolidated affiliates	80 - 85
Significant transaction and environmental related costs and other items	7

Adjusted EBITDA	$520 - $535